EXHIBIT 10.31

License Agreement

This License Agreement, entered into as of November 16, 2001, (“Effective Date”) is made by and between Active Biotech AB (publ), a Swedish company having registration number 556223-9227 and having its registered office at Scheelevägen 22, SE-220 07 Lund, Sweden (“Active”), and Oxigene Inc., an American company having offices at 321 Arsenal Street, Watertown, MA 02472, USA (“Oxigene”).

This agreement witnesses that, whereas:

A.	Oxigene has certain intellectual property rights, including patents, covering the cancer and anti-inflammatory properties of benzamides and nicotinamides.

B.	Oxigene and Active have completed a collaboration to test benzamides and nicotinamides as anti-inflammatory agents; and they intend soon to enter into a licensing agreement under which Active may develop one such substance, declopramide, for use in anti-inflammatory indications, including Inflammatory Bowel Disease.

C.	Oxigene is undertaking research and development into the use of declopramide in cancer indications.

D.	Active has started a separate programme to develop new pharmaceutical entities, some or all of which may wholly or partially fall within certain of the Oxigene intellectual property rights or which may fall outside of the said intellectual property rights.

E.	In order that Active may pursue the development and commercialization of these new entities without infringing any of Oxigene’s intellectual property rights, and in recognition of the desire of the parties to uphold the good relations between them, Active wishes to obtain a non-exclusive license of Oxigene’s intellectual property rights and Oxigene is willing to grant Active such a license in consideration of the royalties and other payments provided for under this Agreement.

Now therefore, in consideration of the mutual promises and covenants of the parties set out in this Agreement, the receipt and sufficiency of which is acknowledged by the parties, Oxigene and Active agree as follows:

1.	Definitions

1.1.	In this Agreement the following terms shall have the following meanings whenever such terms are used in their capitalized form:

1.1.1.	Affiliate(s) means any corporation or other business entity which is part of the same enterprise grouping as Oxigene or Active, as the case may be, and of which Oxigene or Active has at least majority ownership or controls at least a majority of the voting shares.

l.1.2.	Agreement means this agreement, all annexes, exhibits and additions to this agreement, and all modifications, amendments, extensions and renewals of this agreement.

1.1.3.	Licensed Field means all subject matter, applications and diseases or indications excluding declopramide (3-chloropracainamide) in cancer or anti-inflammatory indications.

1.1.4.	Licensed Product means any product whose manufacture, sale or use would infringe a valid claim or claims in the Patents.

1.1.5.	Net Sales means the gross sales revenues received by Active or its Affiliates in respect of sales by Active or its Affiliates of Licensed Products less (i) reasonable, customary and usual trade or quantity discounts actually taken by customers, (ii) sales, use, value-added and excise taxes imposed and paid in respect of sales of Products and included in the invoice price, and (iii) refunds for customer returns.

1.1.6.	Patents means those patent rights, patents applications and patents owned, controlled or licensed by Oxigene and set out or identified in Annex 1 to this Agreement, as amended from time to time by written agreement of the Parties, including patents and patent rights deriving or issuing therefrom and all derivations, improvements or further developments thereof created by, applied for, granted to, acquired, controlled or licensed by Oxigene after the date of this Agreement.

1.1.7.	Royalty means the royalty payable by Active to Oxigene pursuant to paragraph 3.1 of this Agreement.

2.	Grant of License

2.1.	Oxigene hereby grants Active, and Active hereby accepts, the world-wide, non-exclusive right and license to use and practice under the Patents in the Licensed Field, to research, develop, manufacture, use, market, distribute, and sell Licensed Products during the term of this Agreement.

2.2.	Active is authorized to sub-license its rights and obligations under this Agreement, provided Active remains liable for performance by all sub-licensees of an obligations sub-licensed under this Agreement, and

provided	Active shall give Oxigene notice of such sublicenses and the identity of such sublicensees.

3.	Payment of Royalty

3.1.	Active shall pay to Oxigene (a) a royalty equal to two percent (2%) of Net Sales and (b) ten (10%) of all down-payments, milestone and like payments, and royalties received by Active in respect of Products from its sub-licensees (collectively or individually, the amounts in (a) and (b) are referred to herein as “Royalty”).

3.2.	The Royalty shall be calculated and payable quarterly in arrears, commencing on the last day of the first month after the Effective Date of this Agreement in which a sale of a Licensed Product occurs.

3.3.	Within forty-five days of each calendar quarter end, Active shall pay Royalty and shall provide an accounting of Licensed Product sales and receipts from sub-licensees in sufficient detail as to permit calculation of the Royalty due, or shall provide a statement that no Licensed Product sales or receipts occurred, as the case may be.

3.4.	Active shall pay Royalty in the currency of Euro ( ), shall pay Royalty net of withholding or any other tax applicable, and shall pay late charges on overdue Royalty at the rate of one percent (1%) per month, compounded monthly, until paid.

3.5.	Active shall keep proper books and records with reasonably detailed information concerning all Licensed Product sales and sublicenses and receipts from sublicenses, and shall permit Oxigene to inspect them once per year during the term of this Agreement and one year after the termination of this Agreement, during normal business hours upon reasonable notice at Oxigene’s expense, unless such accounting demonstrates underpayment by Active in excess of five percent (5%) of the amount due, in which case Active shall reimburse Oxigene for the costs of the audit, and shall promptly pay the amount of the deficiency and any late payments thereon.

4.	Patent Rights

4.1.	Subject to this paragraph, Oxigene shall take all reasonable steps necessary to prosecute and maintain its rights to and the validity and subsistence of the Patents. In each case that Oxigene decides not to prosecute and maintain any patent application or patent which makes up the Patents, it shall promptly notify Active and Active shall have the option to have the subject patent right assigned to it by Oxigene at Active’s expense and thereafter to prosecute and maintain the right itself.

Oxigene will do all acts and execute all documents reasonably necessary for the purposes of this paragraph. All such rights assigned to Active under this paragraph shall thereafter be excluded from the definition of Patents for the purposes of this Agreement.

4.2.	Active hereby acknowledges that the Patents are the property of Oxigene. Active shall not do any act in derogation of the rights of Oxigene in the Patents.

4.3.	In the event Active disputes or challenges the validity or subsistence of any of the patent rights which make up the Patents, Oxigene may terminate this Agreement upon 180 days’ written notice to Active in respect of each such patent right.

5.	Infringement by third parties

5.1.	The parties shall promptly notify one another of all actual or suspected infringements or other unauthorised use of the Patents of which they become aware.

5.2.	In connection with any infringement or unauthorised use of the Patents affecting or potentially affecting the interests of both parties, the parties shall consult with one another and, acting reasonably, take such action as they mutually decide. The parties shall have joint conduct of such action, shall share all costs and expenses of such action and shall be entitled to all recoveries or compensation which results from such action in proportion to their respective interests therein.

5.3.	If Oxigene elects to take no action in connection with any infringement or unauthorised use that affects rights granted to Active under this Agreement, Active may, in its sole and absolute discretion and in the name of Oxigene if necessary, take whatever action Active wishes in order to protect its interests in the Licensed Products in connection with the infringement or unauthorised use and the patent right or rights which are the subject of said infringement or unauthorised use shall thereafter be excluded from the definition of Patents for the purposes of the definitions of Net Sales and Licensed Products only as used in paragraph 3.1 of this Agreement. Active shall have sole conduct of such action, shall bear all costs and expenses of such action and shall be entitled to all recoveries or compensation which results from such action.

6.	Infringement by Active

6.1.	If legal action, alleging the infringement or unauthorised use by Active of a third party’s technology, is threatened or commenced against Active as a result of its authorised use of the Patents pursuant to this Agreement,

Oxigene shall have no obligation to take any action or do any act in respect thereof, other than to reasonably assist Active, at Active’s request and expense, in Active’s defence, if any, of such claims.

7.	Indemnity, Warranty and Disclaimer

7.1.	Active shall defend, indemnify and hold harmless Oxigene from and against all claims, actions or judgements and all losses, costs and expenses, including legal costs, arising in connection with Active’s use of the Patents or the manufacture, use, marketing, distribution, and sale of Licensed Products.

7.2.	Active warrants that it wilt use the Patents only as authorized under this Agreement and will follow all applicable standards, specifications, laws, regulations, guidelines and rules.

7.3.	Oxigene makes no representation or warranty to Active or anyone else with respect to the validity, scope, or use of the Patents or the manufacture, use, marketing, distribution, and sale of Licensed Products by Active pursuant to this Agreement and disclaims all liability in connection therewith.

8.	Confidentiality

8.1.	In this Part the following terms shall have the following meanings whenever such terms are used in their capitalized form:

8.1.1.	Confidential Information means any information which was not or is not in the public domain at the time of its disclosure and which is communicated in any way or form by either party to the other, either before or after the date of this Agreement, whether or not such information is identified as confidential.

8.1.2.	Disclosing Party means the party making disclosure of or otherwise communicating Confidential Information to the other party.

8.1.3.	Recipient means the party receiving or otherwise obtaining Confidential Information from the other party.

8.2.	The provisions of this Part shall supersede and replace any confidentiality agreement previously entered into between the parties regarding the subject matter of this Agreement.

8.3.	Confidential Information shall be and remain the confidence, secret and property of the Disclosing Party. The Recipient shall obtain no right of any kind in Confidential Information other than the right to use it for the purposes of this Agreement.

8.4.	Confidential Information shall be used by the Recipient only for the purposes of this Agreement.

8.5.	Confidential Information shall be kept strictly confidential by the Recipient and shall not be disclosed to any third party by the Recipient, other than with the prior, written permission of the Disclosing Party or as may be required by law.

8.6.	The Recipient may disclose Confidential Information only to those of its directors, officers, employees and agents who are involved in performing the Recipient’s obligations under this Agreement; and the Recipient shall ensure that they use the Confidential Information only for the purposes of and in accordance with this Agreement and that they do not make any copies of or extracts from the Confidential Information, except as authorized by the Disclosing Party in writing or as necessitated by the requirements of this Agreement.

8.7.	The obligations of confidence, non-use and non-disclosure set out in this Part shall not apply to any information that is:

(a)	information which the Recipient can establish was known to the Recipient prior to its disclosure hereunder;

(b)	information which is or becomes generally available to the public through no act or omission of the Recipient;

(c)	information which is rightfully received by the Recipient from a third party who is not under an obligation of confidentiality; or

(d)	information which is specifically released, in writing, from the scope of this Agreement by the Disclosing Party.

8.8.	The obligations of the parties under this Part shall survive the expiry or termination of this Agreement and shall remain binding upon the parties, unless otherwise agreed, for a period of five years thereafter.

9.	Term

9.1.	This Agreement shall come into force on the date of this Agreement and, unless earlier terminated in accordance with the provisions of this Agreement, shall expire on a country-by-country basis upon the expiry of the last to expire patent right which makes up the Patents in each country.

10.	General stipulations

10.1.	For good and valid commercial reasons, the parties shall keep the terms of this Agreement confidential and shall make no disclosure of its contents other than as may be agreed by both parties in writing, required by law or by a relevant stock exchange, or required by either party to enforce its rights hereunder. In all public disclosure of information concerning Licensed Products Active shall identify Oxigene as the licensor of intellectual property covering the Licensed Products. The parties shall agree in advance of the contents of any press release relating to this Agreement.

10.2.	If any provision of this Agreement should as a matter of law be or become void or unenforceable, this Agreement shall be construed as if such provision was not contained herein and the remainder of this Agreement shall remain in full force and effect.

10.3.	In the event that any strike, lockout, other industrial disturbance, epidemic, landslide, lightning, earthquake, fire, storm, flood, drought, other act of God, rebellion, war, civil disturbance, act of terrorism, explosion, or act or decision of any governmental authority or court of law renders impossible the performance of any of the obligations of the parties or either of them under this Agreement, the party or parties affected shall be excused the performance of the relevant obligation or obligations upon notifying the other party in writing, giving a detailed explanation of the occurrence in question. Upon the giving of such a notice, the performance of the party giving notice shall be abated only to the extent and for so long as performance remains impossible. Except for the payment of money, neither party shall be required to make up any performance that is abated in accordance with this paragraph.

10.4.	This Agreement may not be assigned by either party without the prior, written permission of the other party, other than by way of assignment to an Affiliate or to a successor to or purchaser of all or substantially all of the business or assets of the party.

10.5.	In entering into and carrying out their obligations under this Agreement, the parties are independent contractors and shall have no power or authority, express or implied, to bind the other party, act on the other party’s behalf, or in any way enter into or incur any liability for or on behalf of the other party, and nothing in this Agreement shall be construed as giving rise to a relation of partnership or agency between the parties.

10.6.	Any disagreement or dispute which may arise between the parties in relation to or connection with this Agreement shall be settled amicably and expeditiously by good faith negotiation. Any such dispute which cannot be so settled within 30 days after the commencement of negotiation shall be referred to non-binding mediation by a single, independent mediator who is an experienced in business relations of the type of this Agreement, to be appointed by agreement of the parties. Any such dispute which cannot be so settled within 45 days of the appointment of the mediator shall be referred to and finally settled by arbitration by three arbitrators, one to be appointed by each party and the third to be appointed by the first two, in accordance with the arbitration rules of the Stockholm Chamber of Commerce. All decisions, determinations and rulings of the arbitrators shall be final and shall be fully and irrevocably accepted by the parties. Any such arbitration shall be held in Stockholm, Sweden. The parties shall use their best efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

10.7.	This Agreement shall be governed by the laws of Sweden in respect of all matters, including without limitation the execution, interpretation and performance of this Agreement.

10.8.	All notices and payments required or permitted by this Agreement shall be delivered to the relevant party as noted below, and either party may, in writing, change the address to which notices may be given.

If to Active:

Active Biotech AB

Attn: VP Research & Development

Scheelevägen 22

SE-220, 07 Lund

Sweden

With a copy to: General Counsel, same address.

If to Oxigene:

Oxigene Inc.

321 Arsenal Street, Watertown

MA 02472

USA

10.9.	This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement and any representation, promise or condition not incorporated in this Agreement shall not be binding upon either party. No amendment, modification or addition to this Agreement shall be binding on the parties unless made in writing and executed by both parties.

IN WITNESS WHEREOF the parties have executed two (2) copies of this Agreement, each of which shall be considered an original.

Active Biotech AB (Publ)	Oxigene, Inc.

/s/ Sven Andreasson	/s/ Björn Nordenvall
Authorized signatory	Authorized signatory

Sven Andreasson	Björn Nordenvall
Print name	Print name

President & CEO	Chairman & CEO
Title	Title

Annex 1

Patents and patent applications

US patent 6,028,111

PCT application WO 97/32582

PCT application WO 97/32576

US patent 6,100,299

PCT application WO 99/63987

US CIP application Serial No. 09/584,821 filed May 31, 2000 of co-pending
US patent application Serial No. 09/093,474 filed June 8, 1998

US patent 5,561,161

US patent application Serial No. 08/673,341